Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Rick Moberg

Aware, Inc.
781-276-4000

Aware, Inc. Reports First Quarter 2014

Financial Results

BEDFORD, MASS. – April 22, 2014 – Aware, Inc. (NASDAQ: AWRE), a leading supplier of biometrics software and services, today reported financial results for its first quarter ended March 31, 2014.

Revenue for the first quarter of 2014 was $6.6 million, an increase of 33% compared to $5.0 million in the same quarter last year. Operating income before patent related income in the first quarter of 2014 was $1.3 million compared to $2.2 million in the first quarter of 2013.

Net income for the first quarter of 2014 was $0.9 million, or $0.04 per diluted share, which compares to net income of $1.9 million, or $0.08 per diluted share, for the same period a year ago.

Financial results for the first quarter of 2014 reflect Aware’s first quarter as primarily a biometrics software and services company after we completed the shutdown of DSL operations in the fourth quarter of 2013. Lower operating income before patent related income this quarter compared to the prior year quarter was primarily attributable to a large non-recurring direct sale to a government agency in the year ago quarter and new product development initiatives in the current quarter.

Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432

Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: IR@aware.com

Aware, Inc. Reports First Quarter 2014 Financial Results	Page 2

Net income in the year ago quarter also included $0.8 million of income from a patent arrangement. There was no such income in the current year quarter.

Rick Moberg, Aware’s co-chief executive officer and chief financial officer, said, “Our first quarter financial performance was positive, particularly in light of the new product development investments we made. Notwithstanding these investments, cash and investment balances grew by $1.9 million to $77.3 million as of March 31, 2014. As we move into the second quarter, we are focused on winning new customer biometrics projects and getting new products to market.”

About Aware

Aware is a leading provider of biometrics software products and development services to governments, system integrators, and solution providers globally. Our products include SDKs, software components, workstation applications, and a modular, centralized, service-oriented platform. They fulfill a broad range of functions critical to biometric authentication and search, including face, fingerprint, and iris autocapture, image quality assurance, data compliance, capture hardware peripheral abstraction, centralized data processing and workflow, subsystem connectivity, and biometric matching algorithms. The products are used to enable identity-centric security solutions with biometrics for applications including border management, credentialing and access control, intelligence and defense, and law enforcement. Aware is a publicly held company (Nasdaq: AWRE) based in Bedford, Massachusetts.

See Aware’s website for more information about our biometrics software products.

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue and earnings, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Risk factors related to our business include, but are not limited to: i) our operating results may fluctuate significantly and are difficult to predict; ii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iii) we derive a significant portion of our revenue from third party channel partners; iv) we face intense competition from other biometrics solution providers; v) our business is subject to rapid technological change; vi) our software products may have errors, defects or bugs which could harm our business; vii) our business may be adversely affected by our use of open source software; viii) our intellectual property is subject to limited protection; ix) we may be sued by third parties for alleged infringement of their proprietary rights; x) we must attract and retain key personnel; xi) we rely on single sources of supply for certain components used in our hardware products; xii) our business may be affected by government regulations and adverse economic conditions; and xiii) we may make acquisitions that could adversely affect our results.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2013 and other reports and filings made with the Securities and Exchange Commission.

Aware is a trademark or registered trademark of Aware, Inc.
Any other trademarks appearing herein are the property of their respective owners.

Aware, Inc. Reports First Quarter 2014 Financial Results	Page 3

AWARE, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2014	2013
Revenue:
Software licenses	$1,617	$3,333
Software maintenance	1,045	947
Services	1,008	407
Hardware sales	2,633	—
Royalties	314	291
Total revenue	6,617	4,978

Costs and expenses:
Cost of hardware sales	1,902	—
Cost of services	463	197
Research and development	1,279	973
Selling and marketing	858	876
General and administrative	804	731
Total costs and expenses	5,306	2,777

Operating income before patent related income	1,311	2,201
Income from patent arrangement	—	780
Operating income after patent related income	1,311	2,981
Interest income	86	82
Income from continuing operations before income taxes	1,397	3,063
Provision for income taxes	517	1,091
Income from continuing operations	880	1,972
Loss from discontinued operations, net of income taxes	—	(115)

Net income	$880	$1,857

Basic net income per share:
Basic net income per share from continuing operations	$0.04	$0.09
Basic net loss per share from discontinued operations	—	(0.01)
Basic net income per share	$0.04	$0.08

Diluted net income per share:
Diluted net income per share from continuing operations	$0.04	$0.09
Diluted net loss per share from discontinued operations	—	(0.01)
Diluted net income per share	$0.04	$0.08

Weighted-average shares – basic	22,626	22,511
Weighted-average shares - diluted	22,699	22,564

Aware, Inc. Reports First Quarter 2014 Financial Results	Page 4

AWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	March 31, 2014	December 31, 2013
ASSETS
Cash and investments	$77,264	$75,414
Accounts receivable, net	4,593	4,582
Inventories	1	1,601
Property and equipment, net	5,489	5,582
Deferred tax assets	1,056	1,145
Other assets, net	1,059	1,005

Total assets	$89,462	$89,329

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$2,792	$4,161
Long-term deferred revenue	16	18
Total stockholders’ equity	86,654	85,150

Total liabilities and stockholders’ equity	$89,462	$89,329

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Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432

Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: IR@aware.com